SUBADVISORY AGREEMENT

This Agreement is made as of the 15th day of November, 2013, by and between Allianz Investment Management LLC, a Minnesota limited liability company ("Manager"), and T. Rowe Price Associates, Inc., a Maryland corporation ("Subadviser").

WHEREAS each fund listed in Schedule A (either a “Fund” or “Funds”) is a series of Allianz Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

WHEREAS Manager has entered into an investment management agreement (the "Management Agreement") with the Funds pursuant to which Manager provides investment advisory services to the Funds in accordance with the terms and conditions set forth in this Agreement.

WHEREAS Manager and the Funds each desire to retain Subadviser to provide investment advisory services to the Funds, and Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:
1. Appointment.
(a)
Appointment. Manager hereby retains Subadviser to act as investment adviser for and to manage the composition of that portion of the assets of the Funds which is allocated to Subadviser from time to time by Manager (which portion may include any or all of each Fund’s assets) (the “Subadviser Assets”) for the period and on the terms set forth in this Agreement. Subadviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

(b)
Additional Funds. In the event Manager designates one or more funds other than the Fund with respect to which Manager wishes to retain Subadviser to render investment advisory services hereunder, it shall notify Subadviser in writing. If Subadviser is willing to render such services, it shall notify Manager in writing, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement, all subject to the approval of the Board of Trustees of the Fund (the “Board”).

2.            Subadviser's Duties.
(a)	Portfolio Management. Subject to supervision by Manager and the Board, Subadviser shall manage the composition of the Subadviser Assets,

including the purchase, retention, and disposition thereof, all without prior consultation with Manager, in accordance with each Fund’s investment objectives, policies, and restrictions as stated in the Funds’ then current registration statement filed with the Securities and Exchange Commission (the “SEC”), as from time to time amended (the “Registration Statement”), and subject to the following understandings:

(i)
Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to the Subadviser Assets, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of any of the Funds concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act. Additionally, subject to the prior approval of Manager, Subadviser may consult with successor subadvisors to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act or otherwise in violation of applicable law. Unless Manager or the applicable Fund gives written instructions to the contrary, Subadviser shall vote, or abstain from voting, all proxies with respect to companies whose securities are held in the Subadviser Assets, using its best good faith judgment to vote, or abstain from voting, such proxies in the manner that serves the best interests of the Fund. Subadviser shall not be responsible for pursuing rights, including class action settlements, relating to the purchase, sale, or holding of securities by the Fund; provided, however, that Subadviser shall reasonably cooperate with Manager in any possible proceeding.

(ii)
Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Fund's Prospectus and Statement of Additional Information ("SAI"); (B) instructions and directions of Manager and of the Board communicated to Subadviser in writing; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to each Fund, including, but not limited to, Section 817(h); and all other applicable federal and state laws and regulations; (D) the procedures and standards set forth in, or established in accordance with, the Management Agreement to the extent communicated to Subadviser in writing; and (E) any policies and procedures of Subadviser communicated to the Funds and/or Manager. Subadviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade securities of certain specified affiliates of Manager or the Trust, Subadviser shall be notified and afforded five business days after receipt of such instruction to implement this trading restriction).

(iii)           Portfolio Transactions.

(a)
Trading. With respect to the securities and other investments to be purchased or sold for each Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Manager or Subadviser) as may be selected by Subadviser; provided, however, that such orders shall be consistent with Subadviser’s brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party.

With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. ("ISDA") Master Agreements, master securities forward transaction agreements and attendant documents in respect of over-the-counter derivatives, electronic trading agreements, execution and give-up agreements, related agreements  and options on futures contracts, which are permitted to be made by Subadviser in accordance with this Agreement and the investment objectives and strategies of each Fund, as outlined in the Registration Statement for each Fund, Manager hereby authorizes and directs Subadviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of each Fund, brokerage agreements and other documents to establish (other than collateral control agreements), operate and conduct all brokerage and trading accounts, collateral or other trading accounts, and executing as agent, on behalf of each Fund, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Subadviser also is hereby authorized to instruct the Funds’ custodian with respect to any collateral management activities in connection with any derivatives transactions. The Manager acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by Subadviser for such investment purposes and agrees to provide Subadviser with tax information, governing documents, legal opinions and other information concerning the Funds necessary to complete such agreements and other documentation. Subadviser is not authorized to execute or amend any agreements related to custody of the Funds’ assets.

The authority shall include, without limitation the authority on behalf of and in the name of the Fund to execute: (i) documentation relating to private placements and bank debt (including Loan Syndications and Trading Association and Loan Market Association documentation); (ii) waivers, consents, amendments or other modifications relating to investments; and (iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements.

(b)
Foreign Currency Transactions. Subadviser is not required to execute foreign currency trades through the Funds’ custodian but may, in its sole discretion and in accordance with its fiduciary duty, select the custodian or counterparties for the execution of foreign currency trades.

(c)
Aggregation of Trades. On occasions when Subadviser deems the purchase or sale of a security or financial instruments to be in the best interest of one or more of the Funds as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or financial instruments to be sold or purchased in order to seek best execution. In such event, Subadviser will make allocation of the securities or financial instruments so purchased or sold, as well as the expenses incurred in the transaction, in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

(iv)
Records and Reports. Subadviser (A) shall maintain such books and records as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act and as are necessary for Manager to meet its record keeping obligations generally set forth under Section 31 and related rules thereunder, (B) shall render to the Board such periodic and special reports as the Board or Manager may reasonably request in writing, and (C) shall meet with any persons at the reasonable request of Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

(v)
Transaction Reports. On each business day on which each Fund prices its shares, in accordance with its Registration Statement, Subadviser shall provide to the Funds’ custodian and the Funds’ administrator information relating to all transactions concerning each Fund’s assets that is reasonably necessary to enable the Funds’ custodian and the Funds’ administrator to perform their respective duties with respect to the Funds, and shall provide Manager with such information upon Manager's request. Under normal circumstances, trading information will be provided no less frequently than T+1.

(vi)
Custody. Subadviser shall not in any manner acquire or become possessed of any income, whether in kind or cash proceeds, distributable by reason of selling, holding or controlling such assets of the Funds. In accordance with the preceding sentence, Subadviser shall have no responsibilities with respect to the collection of income, physical acquisition or the safekeeping of each Fund’s assets; such shall be the obligation of the Funds’ custodian.

In the event Manager or the Funds’ custodian engages in securities lending activities, Subadviser will not be a party to or aware of such lending activities. It is understood that Subadviser shall not be responsible for settlement delay or failure or any related costs or loss due to such activities.

(vii)	Initial Public Offering (IPO). Subadviser maintains procedures which allow for the Subadviser Assets to participate as a buyer in underwritten public offerings in which entities affiliated with

Subadviser are selling shares. Additionally, Subadviser maintains procedures which allow for the Subadviser Assets to participate as a seller shareholder in underwritten public offerings in which entities affiliated with Subadviser are buying shares. Subadviser will report to Manager quarterly all purchases and sales that were effected pursuant to such procedure during the preceding quarter.

(b)
Compliance Program and Ongoing Certification(s). Manager acknowledges that Subadviser is not the compliance agent for the Funds or for Manager, and does not have access to all of the Funds’ books and records necessary to perform certain compliance testing. Manager acknowledges that to the extent that Subadviser has agreed to perform the services specified in this Section 2 in accordance with applicable law (including subchapter L of the IRC, the 1940 Act and the Advisers Act) and in accordance policies and determinations of the Trustees of the Trust, Manager, and each Fund’s Registration Statement, Subadviser shall perform such services based upon its own internal books and records with respect to the Funds, which comprise a portion of each Fund’s books and records, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement based upon such books and records and such instructions provided by the Funds or Manager. Subadviser shall timely provide to Manager (i) information and commentary for each Fund’s annual and semi-annual reports, in a format agreed upon by Manager and Subadviser, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the portion of each of the Funds allocated to Subadviser under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to Subadviser's management of the Funds in order to support each Fund's filings on Form N-CSR and Form N-Q, and each Fund's Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and Subadviser's management of the Funds, in a format reasonably requested by Manager, as it may be amended from time to time; (iii) an annual sub-certification with respect to matters relating to the Fund’s compliance program under Rule 38a-1, and (iv) an annual certification from Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee, with respect to the design and operation of Subadviser's compliance program, in a format reasonably requested by Manager.

(c)	Maintenance of Records. Subadviser shall timely furnish to Manager all information relating to Subadviser's services hereunder which are needed by Manager to maintain the books and records of each Fund required under the 1940 Act. Subadviser shall maintain for the Funds the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and Manager. Subadviser agrees that all records that it maintains for the Funds are the property of the Funds and Subadviser will surrender promptly to the Funds any of such records upon the Funds’ request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to Section 2(a) hereof.

(d)
Fidelity Bond and Code of Ethics. Subadviser will provide the Funds with periodic written certifications that, with respect to its activities on behalf of the Funds, Subadviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)
Confidentiality. Subject to the general supervision and oversight of Manager and the Board, Subadviser will use no material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will Subadviser seek to obtain any such information, in providing investment advice or investment management services to the Funds.

Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Funds, and any other non-public information provided by the Discloser, either verbally or in writing, in connection with discussions, in-person or otherwise, related to any aspect of the Discloser’s business operations and personnel matters or which pertains to matters that a reasonable person would expect to be treated as proprietary or confidential (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement or for monitoring the investments made pursuant to this Agreement (the “Purpose”), and shall not be disclosed to any third party, without the prior consent of the Discloser, except as permitted herein. Recipient may disclose Confidential Information to a limited number of employees, affiliates, attorneys, accountants and other advisers of the Recipient (its “Representatives”) on a need-to-know basis and solely for the Purpose, provided its Representatives are subject to this Agreement or have entered into a written nondisclosure agreement with Recipient with terms substantially similar to the provisions herein. Recipient shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to prevent Confidential Information from being disclosed to third persons.

Confidential Information shall not include information that: (i) is public when provided or thereafter becomes public though no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to receipt of such information from the Discloser; (iii) is independently developed by the Recipient without the use of Confidential Information provided by Discloser through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the industry at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

Recipient may disclose Confidential Information if requested or required pursuant to a valid order or request by a court or regulatory body (including examinations by regulators, deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), provided Recipient makes reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information by Recipient. Nothing herein shall prohibit Manager or the Funds from disclosing information in each Fund’s Registration Statement, reports to shareholders, or in any other communications to shareholder or to the SEC to the extent that such disclosure is required by applicable statute, regulation or other order or guidance of the SEC or any state securities commission.

(f)
Delegation. In rendering the services required under this Agreement, Subadviser may, consistent with applicable law from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an “investment adviser” to the Funds within the meaning of the 1940 Act. Subadviser shall remain liable to Manager for the performance of Subadviser’s obligations hereunder and for the acts and omission of such other person, to the extent provided in Section 10 of this Agreement, and Manager shall not be responsible for any fees that any such person may charge to Subadviser for such services.

3.	Manager's Duties.

a.	Manager shall oversee and review Subadviser's performance of its duties under this Agreement. Manager shall also retain direct portfolio management responsibility with respect to any assets of the Funds that are not allocated by it to the portfolio management of Subadviser as provided in Section 1 and 2(a) hereof or to any other subadviser. Manager will periodically provide to Subadviser and continually update a list of the affiliates of Manager or the Funds (other than affiliates of Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Funds may not invest, together with ticker symbols, CUSIP, SEDOL or other appropriate security identification, for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company); (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds; (c) a copy of the current compliance procedures applicable to the subadvisory services that Subadviser provides for the Funds; and (d) a list of legal and compliance contacts.

b.
Pay-to-Play. Manager represents that shares of the Funds are currently offered as underlying investments of insurance company separate accounts (collectively, “Current Investors”). Manager agrees that should the Funds be offered in the future to investors other than the Current Investors, Manager shall provide Subadviser, in a manner and with such frequency as is mutually agreed upon by the parties, with a list of (i) each “government entity” (as defined by Rule 206(4)-5 under the Advisers Act) invested in each Fund where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Funds; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Funds as an option to be offered by such 529 Plan.

c.
CFTC. In the event the Funds engage in trading certain derivative contracts subject to CFTC regulation, Manager represents that, with respect to each Fund: (a) pursuant to Commodity Futures Trading Commission Rule 4.5 ("Rule 4.5"), neither Manager nor any other party is required to be registered as a “commodity pool operator” under the Commodity Exchange Act; (b) a notice of eligibility claiming exclusion from registration has been filed in accordance with Rule 4.5; and (c) during the term of this Agreement, Manager will ensure that all requirements necessary in order to claim an exclusion from registration under Rule 4.5 are satisfied. Manager represents that, with respect to the Funds, it is exempt from registration as a commodity trading adviser or will notify Subadviser if Manager determines to register with respect to the Funds. Subadviser is responsible to manage the Subadviser Assets consistent with the trading limit requirements of the Rule 4.5 exemption.

4.	Documents Provided to Subadviser. Manager has delivered or will deliver to Subadviser current copies and supplements thereto of each Fund’s Prospectus and

SAI, and will promptly deliver to it all future amendments and supplements, if any.

5.
Provision of Certain Information by Manager. Manager will promptly notify Subadviser: (1) in the event that the SEC has censured Manager or the Funds, placed limitations upon either of their activities, functions, or operations, suspended or revoked Manager’s registration as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that a Fund, with respect to the Subadviser Assets, has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

6.	Manager acknowledges, represents, and warrants that:
(a)
Each Fund is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and Manager will promptly notify Subadviser if a Fund ceases to be a QIB; and

(b)
The assets in the Funds are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of Manager and the Funds which may prevent Subadviser from giving a first priority lien or charge on the assets solely in connection with Subadviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus.

7.
Compensation of Subadviser. Subadviser will bear all expenses that it incurs in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Funds. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on each Fund’s assets allocated to Subadviser under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act. For the purpose of determining fees payable to Subadviser, the value of each Fund’s average daily assets allocated to Subadviser under this Agreement shall be computed at the times and in the manner specified in each Fund’s Prospectus or Statement of Additional Information as from time to time in effect. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

8.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)
Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted and implemented written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the 1940 Act, and the rules thereunder, and will provide promptly notice of any material violations relating to any of the Funds to Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Manager and the Funds of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that Subadviser or any of its affiliates becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority directly related to the Funds or the services that Subadviser provides to the Funds. Subadviser further agrees to notify Manager and the Funds promptly of any material fact known to Subadviser concerning Subadviser that is not contained in each Fund’s Registration Statement, or any amendment or supplement to any Fund prospectus or SAI, but that is required to be disclosed therein, and of any material statement contained therein that becomes untrue in any material respect.

(b)
Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Manager that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)
Subadviser has provided Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the Securities and Exchange Commission (“SEC”), and promptly will furnish a copy of all amendments thereto to Manager.

(d)
Subadviser will, as soon as reasonably practical, notify Manager of any changes in its controlling shareholders or in the key personnel who are either the portfolio manager(s) responsible for the Funds or Subadviser's Chief Executive Officer or President, or Chief Investment Officer, or if there is otherwise an actual or expected change in control or management of Subadviser. For purposes of this section “control” shall have the same meaning as under the 1940 Act.

9.	Representations of Manager. Manager represents and warrants as follows:

(a)
Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Management Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement or the Management Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)
Manager and the Trust have duly entered into the Management Agreement pursuant to which the Trust authorized Manager to enter into this Agreement. Shareholders of the Funds have approved this Agreement or are not required to approve this Agreement under applicable law.

10.           Liability and Indemnification.

(a)
Subadviser agrees to use reasonable care in the services required to be rendered by Subadviser under this Agreement, but nothing herein contained shall make Subadviser or any of its affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, agents, or assignees (collectively, “Subadviser Parties”) liable for any loss sustained by the Funds, Manager, or their respective affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, agents, assignees, or shareholders (collectively, “Fund Parties”), or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Fund Parties, or any other person to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadviser from any liabilities that it may have under the Securities Act of 1933, as amended, (the "1933 Act"), the 1940 Act, or the Advisers Act. Subadviser does not warrant that the portion of the assets of each of the Funds managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

(b)
Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser Parties shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Funds, Manager, their respective officers, directors, or shareholders, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, "Fund and Manager Indemnitees") as a result of any error of judgment or mistake of law by Subadviser with respect to the Funds, except that, subject to paragraph (a) above, nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Manager Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal expenses) to which any of the Funds and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to each Fund or the omission to state therein a material fact regarding Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Manager or the Funds by the Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Subadviser; provided, however, that the Fund and Manager Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Fund Parties’ willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement or the Management Agreement, or violation of applicable law. It is further understood and agreed that Subadviser may rely upon information furnished to it by Manager that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that Manager may have under any securities laws.

(c)
Except as may otherwise be provided by the 1940 Act or any other federal securities law, Manager and each Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") as a result of any error of judgment or mistake of law by the Trust or Manager with respect to the Funds, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Manager for, and Manager shall indemnify and hold harmless the Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Manager or the Funds by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Manager or the Funds; provided, however, that the Subadviser Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Subadviser Parties’ willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement, or violation of applicable law. It is further understood and agreed that Manager may rely upon information furnished to it by Subadviser that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that Subadviser may have under any securities laws.

(d)
After receipt by Manager, the Funds, or Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (b) or (c) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

11.           Duration and Termination.

(a)
Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each with respect to any Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds.

(b)	Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of one or more of the Funds on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Manager (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Funds or Manager. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Manager; or (2) upon material breach by Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act), except as otherwise provided by any rule of, or action by, the SEC, or upon the termination of the Management Agreement.

(c)
In the event of termination of the Agreement, those sections of the Agreement which govern conduct of the parties' future interactions with respect to Subadviser having provided investment management services to the Funds for the duration of the Agreement, including, but not limited to, Sections 2(c)(iv)(A), 2(e), 7, 10, 17, 19, and 20, shall survive such termination of the Agreement.

12.
Subadviser's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or Subadviser Parties to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

13.	Use of Names

(a)
Subadviser shall not use the name, trademark, service mark, logo, insignia, or other identifying mark of the Trust, any Fund or Manager or any of their affiliates or any derivative thereof, or disclose information related to the business of Manager or any of its affiliates in any manner not approved prior thereto by Manager; provided, however, that Manager shall approve all uses of its, a Fund’s or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of Subadviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld.

(b)
Manager shall not (i) use the name, trademark, service mark, logo, insignia, or other identifying mark of Subadviser or any of its affiliates or any derivative thereof, or (ii) disclose information related to the Subadviser Assets or the business of Subadviser or any of its affiliates, in any manner not approved prior thereto by Subadviser; provided, however, that Subadviser shall approve all uses of its name which merely refer in accurate terms to the appointment of Subadviser hereunder or which are required by the SEC or a state securities commission; and provided, further that in no event shall such approval be unreasonably withheld. Materials which have been previously approved or those that only refer to Subadviser’s or Manager’s name or logo are not subject to such prior approval provided Subadviser or Manager shall ensure that such materials are consistent with those which were previously approved by Subadviser or Manager.

14.	Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.
Subadviser:

David Oestreicher, Vice President
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, Maryland 21202
Tel: 410-345-2628
Fax: 410-345-6575

with a copy to:

Fran Pollack-Matz, Vice President
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, Maryland 21202
Tel: 410-345-6601
Fax: 410-345-6575

Manager:

Brian Muench, President
Allianz Investment Management LLC
5701 Golden Hills Drive
Minneapolis, MN 55416-1297
Tel: 763.765.7952

with a copy to:

Erik T. Nelson, Chief Legal Officer
Allianz Investment Management LLC
5701 Golden Hills Drive
Minneapolis, MN 55416-1297
Tel: 763.765.7453
Erik.Nelson@allianzlife.com

15.	Amendments. This Agreement may be amended by mutual agreement in writing, subject to approval by the Board and the Funds’ shareholders to the extent required by the 1940 Act.

16.
Assignment. Subadviser shall not make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of the Funds and Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

17.
Governing Law. This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 11, shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

18.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

19.
Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 11, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

20.
Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

21.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

22.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one instrument.

23.
Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ALLIANZ INVESTMENT                                                                                 T. ROWE PRICE
MANAGEMENT LLC                                                                                     ASSOCIATES, INC.

By:   /s/ Brian Muench                                                    By: /s/ Bran Pollack-Matz

Name: Brian Muench                                                                                Name: Fran Pollack-Matz

Title: President                                                                                           Title: Vice President

SCHEDULE A
Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:

AZL T. Rowe Price Capital Appreciation Fund
Average Daily Net Assets*                                                                           Rate
First $250 million                                                                                     0.50%
Over $250 million                                                                                     0.40%

When assets exceed $500 Million:
First $1.0 billion                                                                                       0.40%
Over $1.0 billion                                                                                       0.35%

When assets exceed $2.0 billion:
First $500 million                                                                                     0.40%
Over $500 million                                                                                     0.35%

When assets exceed over $3.0 billion:
All Assets**                                                                                               0.35%

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets are $500 million, a rate of 50 bps would apply to $250 million, and a rate of 40 bps would apply to the remaining $250 million.

**A transitional credit is applied to the fee schedule as assets approach or fall below this breakpoint.

The rates set forth above apply to average daily net assets that are subject to Subadviser's investment discretion in the Fund.

For the AZL T. Rowe Price Capital Appreciation Fund, Subadviser will provide Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion.  The credit will apply at asset levels between approximately $2.93 billion and $3 billion.

To accommodate circumstances where a Fund’s assets fall beneath $3 billion and to prevent a decline in a Fund’s assets from causing an increase in the absolute dollar fee, Subadviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $2.93 billion, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.35% fee schedule by the difference between the current portfolio size for billing purposes and the $2.93 billion threshold, divided by the difference between $3 billion and the $2.93 billion threshold.  The credit would approach $250,000 annually when a Fund’s assets were close to $3 billion and fall to zero at approximately $2.93 billion.

The annualized transitional credit is determined as follows, and the appropriate portion thereof (based upon the number of days in the month) will be applied as a credit to fees assessed:

Current Portfolio Size for Billing Purposes – $2,928,571,429	x $250,000
$71,428,571

Date:  November 15, 2013